Exhibit 10.1

EMPLOYMENT AGREEMENT

            This EMPLOYMENT AGREEMENT (the "Agreement") is effective as of November 1, 2004  (the "Effective Date"), between MAGIC MEDIA NETWORKS, INC., a Delaware corporation with an office at 530 North Federal Highway, Fort Lauderdale, Florida 33301 ("Company") and GORDON SCOTT VENTERS, a resident of  Fort Lauderdale, Florida ("Executive").

R E C I T A L S:

            WHEREAS, Company is in the business of providing media and advertising services;

            WHEREAS, Executive has served as Company's Chief Executive Officer and President for more than the past five years ; and

            WHEREAS, Company desires to continue the engagement of Executive as the Chief Executive Officer and President of Company and Executive wishes to continue serving in such capacity on the terms and conditions set forth below.

P R O V I S I O N S:

            NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

            1.         Employment; Duties.  Company hereby agrees to employ Executive as its Chief Executive Officer, President, and temporary Chief Financial Officer. The parties acknowledge and agree that it is the intention of the Company to hire and employ a new Chief Financial Officer within the next six months if possible.  The Executive hereby accepts such employment.  Executive will report to Company's Board of Directors and will perform those duties and have such authority and powers as are customarily associated with the positions of Chief Executive Officer and President of a company engaged in a business similar to the Business, including, without limitation, leading Company's management, overseeing and implementing Company's business development efforts, preparing business plans, raising capital, and such other duties and responsibilities as the Board of Directors may reasonably request.

            2.         Term.  The term of this Agreement shall commence on the Effective Date and shall continue for (3) three years from the Effective Date unless otherwise terminated as provided herein (together with any Renewal Term, as hereafter defined, shall be referred to as the "Term"). This Agreement shall automatically be extended for successive one (1) year terms pursuant to the terms and conditions of this Agreement (each, a "Renewal Term"), unless otherwise terminated by written notice from one party to the other no less than sixty (60) days prior to the end of the Term or any subsequent Renewal Term.

            3.         Compensation.

                        (a)        Annual Salary.  In consideration for the services rendered by Executive on behalf of Company during the Term of this Agreement, Company shall pay Executive, commencing on the Effective Date, an annual salary equal to One Hundred Thirty-three Thousand Dollars ($133,000.00), payable in accordance with Company's regular payroll practices.  Effective as of November 1 of each year during the Term, Executive's annual salary shall be increased as determined by Company's Board of Directors, but in no event less than five percent (5%) annually from the prior year's annual salary.  All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

                        (b)        Bonuses.  Executive shall be eligible to receive a cash bonus, based upon the Company's financial performance and as determined in the discretion of Company's Board of Directors.

                        (c)        Restricted Stock.  Company's Board of Directors has approved the issuance to Executive of 1,000,000 shares of Company's Common Stock. The shares shall not be registered under Federal securities laws but shall be issued pursuant to an exemption therefrom and be considered "restricted" stock within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). All of such shares shall bear a legend worded substantially as follows: "The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") and are 'restricted securities' as that term is defined in Rule 144 under the Act.  The shares may not be offered for sale, sold or otherwise transferred except pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of Company." The Company's transfer agent shall annotate its records to reflect the restrictions on transfer embodied in the legend set forth above.  There shall be no requirement of Company to register Company's Common Stock under the Act.

            4.         Benefits.  In addition to the compensation set forth above, Company shall provide Executive with the following benefits:

                        (a)        Executive and Executive's family, as applicable, shall be entitled to participate in all employee benefit plans and programs from time to time whenever sponsored by Company, including, without limitation, any group disability, life, major medical and accidental death and dismemberment insurance plans and/or benefits and profit sharing, retirement or pension plans to the full extent available to any of the Company's other employees through the Term of this Agreement.

                        (b)        Executive shall be entitled to four (4) weeks of vacation each year that he is employed hereunder during which vacation his annual salary shall be paid in full.  Any vacation not taken by Executive shall carryover into the succeeding year or in accordance with the Company's executive employee policies in effect from time to time.  All unused and accrued vacation shall be paid to Executive (or Executive's estate) upon Executive's termination of employment.

                        (c)        Company shall provide Executive with up to 5 days of paid sick leave each year; unused sick days shall not carryover into the succeeding year.  Company also shall provide Executive with holiday pay, as provided by Company to its other executives.

            5.         Expenses.  Executive will be entitled to be paid or reimbursed for all expenses incurred by Executive in connection with Executive's responsibilities to Company, including, without limitation, administrative, travel, lodging, food, and entertainment.

            6.         Confidential Information. Executive shall not, during the Term, disclose, except as required or necessary in the course of his employment by Company or as otherwise authorized by Company, any Confidential Information (as defined herein).  "Confidential Information" shall mean any information existing as of the date of this Agreement, or thereafter developed, in which Company has a proprietary interest, including, but not limited to, information relating to its patents, technology, research and development, technical data, trade secrets, know-how, products, services, finances, operations, sales and marketing, customers and customer information, licenses, orders for the purchase or sale of products, personnel matters and/or other information relating to Company, whether communicated orally, electronically or in writing, or obtained by Executive as a result of his employment, or through observation or examination of the Business.  Company and Executive agree that the foregoing confidentiality obligations shall not apply to information that (i) was known to Executive prior to the receipt of such information, (ii) was publicly available at the time of disclosure or subsequently becomes available through no fault of Executive, or (iii) was disclosed to Executive by a third party who is under no obligation of confidentiality with Company.

            7.         Non-Competition Covenant; Non Solicitation Covenant

                        (a)        During the term of his employment and for a period of the longer of (i) one year thereafter or (ii) the period of time that Executive is receiving any severance payments under Section 9(ii) hereof, Executive agrees that he will not directly or indirectly engage in any business that sells or provides the same products or services as those sold or provided by Company at such time.

                        (b)        Notwithstanding anything herein to the contrary, Executive shall not be prevented or limited from (i) investing in the stock or other securities of any corporation whose stock or securities are publicly owned and regularly traded on any public exchange, (ii) serving as a director, officer or member of professional, trade, charitable and civic organizations, or (iii) passively investing (not to exceed being a beneficial owner of more than 3% of the outstanding Common Stock)  his assets in such a form and manner as will not conflict with the terms of this Agreement and will not require services on the part of Executive in the operation of the business of the entities in which such investments are made.

                        (c)  In furtherance of the foregoing, Executive shall not, during the aforesaid period of non-competition, directly or indirectly, in connection with any business involved in any business similar to the business in which the Company was engaged, or in the process of developing during Executive's tenure with the Company, solicit any customer or employee of the Company who was a customer or employee of the Company during the tenure of his employment.

                        (d) If any court shall hold that the duration of non-competition or any other restriction contained in this Section 7 is unenforceable, it is our intention that same shall not thereby be terminated but shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable or, in the alternative, such judicially substituted term may be substituted therefor.

            8.         Termination of Agreement

                        (a)        This Agreement shall terminate upon Executive's death.

                        (b)        Company may terminate this Agreement upon Executive's "total disability" ("Disability"), which shall mean his incapacity due to physical or mental illness or disability, which renders him absent, or unable to perform, his duties hereunder on a full time basis for a period of six (6) months, whether consecutive or cumulative, within any twelve (12) month period.

                        (c)        Company may terminate this Agreement for "Good Cause" as defined below upon thirty (30) days prior written notice to Executive, which notice shall specify the reason(s) for termination.  For purposes of this Agreement, "Good Cause" means (i) willful disobedience by the Executive of a material and lawful instruction of the Board of Directors of the Company; (ii) conviction of the Executive of any misdemeanor involving fraud or embezzlement or similar crime or any felony; (iii) an order is entered by the Securities and Exchange Commission, a state regulatory agency  or an exchange on which the Company's securities are traded finding that Executive has violated the securities laws; (iv)  breach by the Employee of any material term, condition or covenant of this Agreement; (v)  fraud or  gross negligence in the performance of his duties to the Company; or (vi)  excessive absences from work, other than for illness or Disability, in the case of breach which is capable of being cured, is not cured within thirty (30) days after Company has provided Executive with written notice thereof.

                        (d)        Executive may terminate this Agreement upon sixty (60) days prior written notice to the Company.

                        (e)        Executive may terminate this Agreement at any time, on 30 days advance written notice to Company, for "Good Reason" which shall mean the occurrence of one or more of the following events without Executive's prior written consent:

                                    (i)         a Change in Control occurs with respect to Company;

                                    (ii)        excluding the role or title of Chief Financial Officer which the Parties expect to occur, any change in Executive's status, title, authorities or responsibilities (including reporting responsibilities) which represents a demotion from Executive's status, title, position or responsibilities (including reporting responsibilities) as of the date of this Agreement); or any removal of Executive from, any of such positions, except in the event of Executive's death or Disability;

                                    (iii)       the failure by Company to continue in effect any incentive, bonus or other compensation plan in which Executive participates, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the failure to continue such plan, or the failure by Company to continue Executive's participation therein, or any action by Company which would directly or indirectly materially reduce his participation therein or reward opportunities thereunder;

                                    (iv)       the failure of Company to obtain a satisfactory agreement from any successor or assignee of the Company to fully assume and agree to perform this Agreement; or

                                    (v)        any breach by Company of any material term, condition or covenant of this Agreement, which is not cured within thirty (30) days after Executive has provided Company with notice thereof.

            (f)         This Agreement may be terminated upon the mutual agreement of Company and Executive.

            9.         Obligations Following Termination of Agreement.

                        (a)        If this Agreement is terminated pursuant to Section 8(a), (b), (c), (d) or (f), Company shall have no obligation to pay any Severance Pay (as defined below) or benefits to Executive; provided, however, Company shall be obligated to pay Executive (or in the case of his death, his spouse, estate or representative) all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination of this Agreement and shall provide such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law.

                        (b)        If this Agreement is terminated pursuant to Section 8(e) or otherwise by Company without "Good Cause":

                                    (i)         Executive shall be paid all unpaid salary, earned bonuses, vacation and other benefits accrued through the date of termination and shall receive such other benefits, such as health insurance continuation coverage under COBRA, as may be required by law;

                                   (ii)        Executive shall receive as severance payment an amount equal to the salary he would he would have received for the remainder of the term of the Agreement, but in no event less than eighteen (18) months of Executive's annual salary at the rate in effect as of the date of Executive's termination, payable at Executive's sole discretion in either a lump sum at the time of termination or on normal pay dates in accordance with the Company's pay policies in effect prior to the termination date.  In addition, for the remainder of the term of the Agreement or for the eighteen (18) month period immediately after the termination of this Agreement, whichever period is greater, Company shall continue to provide and pay the premium for the health insurance provided to Executive (and his family, if applicable) immediately prior to the termination of this Agreement;

                                    (iii)       Executive shall not be required to mitigate damages of the amount of any salary continuation payments provided for under this Section by seeking other employment or otherwise, nor shall the amount of any payments provided for under this Section be reduced by any compensation earned by Executive as the result of employment by another employer or by any self employment after the date of termination;

                                    (iv)       All options for Company stock granted to Executive including, without limitation, Executive's Stock Options, or otherwise, that remain unvested shall immediately vest, and Executive shall have a period of one (1) year following termination to exercise his vested options.

                        (c)        Upon the termination of this Agreement for any reason, any and all restrictions (other than restrictions which are the result of applicable federal securities laws and regulations and those restrictions which Executive has entered into with a third party on a contractual basis) on the transfer of shares of Company's stock then owned by Executive (which shall include any and all option shares unvested at the time of the termination) shall be terminated as of the date of termination of this Agreement.

                        (d)        Company represents and warrants to Executive that this Agreement (including the Severance Compensation) have been duly approved and authorized by Company's Board of Directors and, therefore, the payments to be made hereunder shall not under any circumstances be subject to Section 4999 of the Code. Should, however, any of the payments, singly, in any combination or in the aggregate, that are provided for hereunder to be paid to or for the benefit of Executive be determined or alleged to be subject to an excise or similar purpose tax pursuant to Section 4999 of the Code, or any successor or other comparable federal, state or local tax law by reason of being a "parachute payment" (within the meaning of Section 280G of the Code), Company shall pay to Executive such additional compensation as is necessary (after taking into account all federal, state and local taxes payable by Executive as a result of the receipt of such additional compensation) to place Executive in the same after-tax position (including federal, state and local taxes) he would have been in had no such excise or similar purpose tax (or interest or penalties thereon) been paid or incurred.  Without limiting the obligation of Company hereunder, Executive agrees to negotiate with Company in good faith (at Company's sole cost and expense including attorney's fees) with respect to procedures reasonably requested by Company which would afford Company the ability to contest the imposition of such excise or similar purpose tax.

            10.       Change in Control.

                        (a)        For purposes of this Agreement, a "Change in Control" will be deemed to have occurred with respect to Company if:

                                    (i)         the Board of Directors of the Company approves of (A) any merger, consolidation, reorganization or other business combination of Company where the pre transaction shareholders of the Company do not continue to own 50.1% of the post transaction outstanding shares of Common Stock  having the right to vote in an election of Company's Board of Directors, (B) the sale, exchange, transfer or other disposition of all or substantially all of the assets of Company (in one transaction or a series of transactions contemplated by any party as a single plan), or (C) any plan or proposal for the liquidation or dissolution of Company; or

                                    (ii)        any person or entity, together with all "affiliates" and "associates" (as defined in Rule 12b-2 of the Securities Exchange Act of 1934 (the "Exchange Act")) of such person or entity, shall become the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of Company representing 50.1% or more of either (A) the combined voting power of Company's then outstanding securities having the right to vote in an election of Company's Board of Directors ("Voting Securities") or (B) the then outstanding shares of all classes of stock of Company.

            11.       Indemnification. Company shall, to the maximum extent permitted by law, indemnify Executive against all expenses, including, without limitation, reasonable attorneys' fees, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive's employment by Company.  Company shall, to the maximum extent permitted by law, advance to Executive any expenses incurred in defending any such proceeding.

            12.       Work-for Hire.  Except as otherwise may be agreed by the Company in writing, in consideration of the employment of Employee by the Company, and free of any additional obligations of the Company to make additional payment to Employee, Employee agrees to irrevocably assign to the Company any and all inventions, software, manuscripts, documentation, improvements or other intellectual property whether or not protectible by any state or federal laws relating to the protection of intellectual property, relating to the present or future business of the Company that are developed by Employee prior to the termination of his/her employment with the Company, either alone or jointly with others, and whether or not developed during normal business hours or arising within the scope of his/her duties of employment.  Employee agrees that all such inventions, software, manuscripts, documentation, improvement or other intellectual property shall be and remain the sole and exclusive property of the Company and shall be deemed the product of work for hire.  Employee hereby agrees to execute such assignments and other documents as the Company may consider appropriate to vest all right, title and interest therein to the Company and hereby appoints the Company Employee's attorney-in-fact with full powers to execute such document itself in the event employee fails or is unable to provide the Company with such signed documents.  This provision does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on Employee's own time, unless (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for the Company.

            13.       Miscellaneous.

                        (a)        This Agreement:

                                    (i)         shall constitute the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, concerning the subject matter herein and there are no oral understandings, statements or stipulations bearing upon the effect of this Agreement which have not been incorporated herein.

                                    (ii)        may be modified or amended only by a written instrument signed by each of the parties hereto.

                                    (iii)       shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

                                    (iv)       may not be assigned by either party without a written agreement signed by all parties hereto.  Any assignment not signed by all parties is null and void.

                        (b)        If any provision of this Agreement shall be held invalid or unenforceable by competent authority, such provision shall be construed so as to be limited or reduced to be enforceable to the maximum extent compatible with the law as it shall then appear.  The total invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

                        (c)        This Agreement shall be construed in accordance with and governed by the laws of the State of Florida without reference to conflict of laws principles.  Any litigation involving this Agreement shall be adjudicated in a court with jurisdiction located in Broward County, Florida and the parties irrevocably consent to the personal jurisdiction and venue of such court.

                        (d)        All notices and other communications under this Agreement must be in writing and must be given by personal delivery or first class mail, certified or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered, five (5) days after mailing, if mailed, to the respective persons named below:

                                    If to Executive:
                                    Mr. Gordon Scott Venters
                                    530 North Federal Highway
                                    Fort Lauderdale, Florida 33301

Any party may change such party's address for notices by notice duly given pursuant to this Section.

                        (e)        In the event of litigation to enforce the terms and conditions of this Agreement, the losing party agrees to pay the substantially prevailing party's costs and expenses incurred including, without limitation, reasonable attorneys' fees.

                        (f)         Company agrees that it will indemnify and hold Executive harmless to the fullest extent permitted by applicable law from and against any loss, cost, expense or liability resulting from or by reason of Executive's employment hereunder, whether as an officer, executive, agent, fiduciary, director or other official of Company, except to the extent of any expenses, costs, judgments, fines or settlement amounts which result from conduct which is determined by a court of competent jurisdiction to be knowingly fraudulent or to constitute some other type of willful misconduct.

                        (g)        This Agreement may be executed simultaneously in one or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

[Signature Page to Employment Agreement]

            IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:   Magic Media Networks, Inc.

By:  /s/ Todd Nugent                       11/15/2004

Name: Todd Nugent
Title: Director

EXECUTIVE:  Gordon Scott Venters:

/s/ Gordon Scott Venters            11/15/2004

Gordon Scott Venters